Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
Monday, February 13, 2006		Michael T. Prior, Chief Executive Officer
978-745-8106 x-401

Lougee Consulting Group
Bob Lougee (Media)
508-435-6117

Atlantic Tele-Network Completes SoVerNet Acquisition;

Richard Kendall Named CEO of New Subsidiary

ATN Also Increases Investments by Commnet Wireless

Salem, MA (February 13, 2006) – Atlantic Tele-Network, Inc. (“ATN”) (Amex: ANK), a communications services holding company, today announced it has completed the acquisition of SoVerNet, Inc. in a cash transaction valued at approximately $12.7 million, including the repayment of approximately $1.4 million in SoVerNet debt.

SoVerNet will become a subsidiary of ATN and will continue to operate under the SoVerNet name from its primary offices in Bellows Falls and Burlington, Vermont. SoVerNet is a facilities-based provider of communications services to business and residential customers in Vermont, including bundled voice and high-speed internet access, as well as traditional dial-up internet services.

ATN funded the transaction through a combination of cash on hand and borrowings on its existing credit facility. Management expects the transaction will be modestly accretive to ATN’s net income and operating cash flows in the second quarter of 2006 subject to the final allocation of the purchase price to the acquired tangible and intangible assets. According to preliminary un-audited information provided to ATN, SoVerNet generated total revenues of approximately $13.0 million and pre-tax profit of approximately $2.4 million before merger related expenses for the year ended December 31, 2005.

In conjunction with the acquisition, ATN also announced that Richard Kendall has been named President and Chief Executive Officer of SoVerNet, effectively immediately. Kendall takes over for Thomas Lyons, SoVerNet’s former President, and J. Barton “Tony” Elliott, SoVerNet’s former Chairman and Chief Executive Officer, both of whom were major shareholders. Tom Lyons will continue as a consultant to the company and is expected to serve on its management board. Kendall, a Maine native, most recently served as Executive Vice President of Sales at Lightship Telecom, a New Hampshire-based regional CLEC (competitive local exchange carrier) with operations across much of New England, including Vermont, that was acquired by another operator in 2005. Prior to Lightship, he was Senior Vice President of Sales at Network Plus, a Massachusetts-based CLEC with operations in nine states. ATN said no other management changes at SoVerNet are contemplated.

“We are very pleased to complete the acquisition of SoVerNet,” said Michael T. Prior, Chief Executive Officer of ATN. “The company operates high quality network facilities and provides outstanding service to its customers. We do not expect any major changes in its business focus, but we will look to enhance and expand upon its current service offerings and strong reputation for customer satisfaction.” Prior added: “As previously noted, all the employees of SoVerNet have done a great job of building the company over the years and have positioned it well for future growth and profitability. Rich Kendall will fit in nicely with our mutual desire to take SoVerNet to the next level.”

Founded in 1995, SoVerNet has approximately 75 employees, all based in Vermont, and its switches and transport facilities cover most of the State’s population base. In 2005, SoVerNet completed a new fiber optic network backbone to connect its markets and allow it to expand its offerings of high-speed data services.

Separately, ATN also announced today that its Commnet Wireless subsidiary recently completed two acquisitions of wireless roaming operations located in Northeast Missouri and Central Arizona. Commnet acquired the 65% of MoCelCo, LLC that it did not previously own and all the assets of a privately held network in Gila County, Arizona that it previously managed. The two acquisitions consist of a cellular license, a PCS license and 22 GSM cell sites. Both of the acquired networks border existing Commnet markets and are expected to generate an additional $4 million of revenues for Commnet in 2006. The Commnet acquisitions were funded with cash on hand and borrowings on ATN’s revolving credit facility.

Immediately following the funding of the acquisition of SoVerNet and the transactions by Commnet, ATN estimates it had consolidated cash on hand and long-term debt of approximately $28 million and $70 million, respectively.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. is a telecommunications company with corporate offices in St. Thomas, U.S. Virgin Islands and Salem, Massachusetts. Its principal subsidiaries include: Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider; Commnet Wireless, LLC, which operates wholesale wireless networks with GSM, TDMA, CDMA and analog technologies in rural areas throughout the United States, providing its partners with voice and data roaming services; and Choice Communications, LLC, which provides wireless television and broadband and dial-up data services as the largest Internet service provider and the only wireless TV provider in the United States Virgin Islands. ATN also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Safe Harbor Statement under the Private Securities Litigation Reform Act: This release contains forward-looking statements within the meaning of the United States federal securities laws, including without limitation Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements relate to, among other matters, the anticipated benefits of the SoVerNet acquisition and the transactions by Commnet Wireless, including their future contributions to ATN’s financial and operating results, the future financial performance and results of operations of ATN, management’s plans, strategy for the future and market conditions. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission, as well as major competitive developments, developments arising in connection with the integration of acquired companies, material changes in the communications industry or regulation or changes in communications technology. ATN undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

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